SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

        This SEVERANCE AGREEMENT AND RELEASE OF CLAIMS ("Agreement") is made and entered into by and between Lance Ahearn ("Ahearn") and WPL Holdings, Inc., a Wisconsin Corporation, ("Company") to extinguish all obligations and claims between the parties arising out of the employment of Ahearn by Company and his termination from said employment.

        NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, the adequacy and sufficiency of which is hereby expressly acknowledged by each of the parties hereto, the parties mutually agree as follows:

        1. Preliminary Statement. Ahearn's employment with Company shall terminate effective November 21, 1997 (hereinafter the "Termination Date"). The parties agree that, pursuant to Paragraph 2 of the Key Executive Employment and Severance Agreement between Ahearn and Company entered into on June 25, 1994 (hereinafter the "KEESA," attached hereto as Exhibit A), the termination of Ahearn's employment with Company is a termination or cancellation prior to a change in control of Company. Accordingly, the KEESA is of no further force and effect and this Agreement supersedes and extinguishes all of the parties' rights and obligations under the KEESA, or any other letter agreement or oral promise.

        2. Communications to Third Parties . Ahearn hereby agrees that except to the extent necessary required to comply with this Agreement, he shall not directly or indirectly disclose, publicize, or publish the terms or conditions of this Agreement to anyone other than his spouse, attorney, and tax-preparer. The parties mutually agree that any communications to third parties regarding the termination of Ahearn's employment shall state only that Ahearn's employment terminated with the mutual agreement of the parties.

        3. Financial Obligations. Company shall pay to Ahearn his salary and benefits to and including the Termination Date specified in Paragraph
   1. Company further shall pay Ahearn's performance bonus for 1997 on a pro-rated basis to the extent that performance criteria for the Heartland Development Corporation bonus are met. Within the (10) days after the Effective Date of this Agreement (see Paragraph 9), Company shall pay Ahearn, a severance payment of Seven Hundred Sixty Eight Thousand, Nine Hundred Dollars ($768,900). Additionally, Company shall make three installment payments in the amount of Two Hundred and Four Thousand, One Hundred Ninety Dollars ($204,190) according to the following payment schedule: First Payment of Sixty Eight Thousand, Sixty Three Dollars ($68,063) on January 9, 1998; Second Payment of Sixty Eight Thousand, Sixty Three Dollars ($68,063) on January 8, 1999; and a Third Payment of Sixty Eight Thousand, Sixty Four Dollars ($68,064) on January 7, 2000.
   The parties agree that all amounts discussed in this Paragraph 3 are gross amounts which are subject to appropriate tax withholding. The parties further agree that the payments discussed in this Paragraph 3 constitute the entire financial obligation of Company to Ahearn.

        4. Release and Covenant Not to Sue. In consideration for the promises made by Company contained in this Agreement, Ahearn hereby releases and discharges Company, its subsidiaries, affiliates, agents, employees, officers, directors, shareholders, successors, and assigns from all claims, liabilities, demands and causes of action whether known or unknown, fixed or contingent, arising out of or in any way connected with Ahearn's employment with Company or the termination thereof, and does hereby covenant not to file a lawsuit to assert such claims. This Agreement includes, but is not limited to, all matters in law, in equity, in contract, or in tort, pursuant to statute, including any claim for discrimination arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or any other federal, state, or local law or ordinance. This agreement does not apply to: (1) any claim or rights that may arise under the Age Discrimination in Employment Act after the date this Agreement is executed; (2) to any claim or rights that may arise under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the Health Insurance Portability Protection Act; or (3) to any claims resulting from any duty to indemnify Ahearn assumed by Company during the course of Ahearn's employment.

        It is expressly agreed Ahearn will not institute, or cause to be instituted, any action, lawsuit, complaint, charge, or proceeding against Company which relates to, or arises out of Ahearn's employment with Company or the termination thereof, and will pay Company's costs in the event that any such action is brought. However, this provision shall not prohibit either party from taking such steps as are necessary to enforce the terms and conditions of this Agreement.

        5. No Competition. In further consideration for the promises made by Company contained in this Agreement, Ahearn agrees that he will not, for a period expiring one year after the Termination Date, without the prior written approval of Company's Board of Directors, participate in the management of, be employed by, or own any business enterprise at a location within the United States that engages in substantial competition with Company or its subsidiaries, where such enterprise's revenues from any competitive activities amount to 10% or more of such enterprise's net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Paragraph 4 shall prohibit Ahearn from owning stock or other securities of a competitor amounting to less than five percent of outstanding capital stock of such competitor.

        6. Confidentiality. In further consideration for the promises made by Company contained in this Agreement, Ahearn agrees to hold in strictest of confidence, and not use to compete with Company or disclose to anyone except as expressly authorized in writing by the Board of Directors of Company, any proprietary or confidential information of Company or other information and data pertaining to the activities and operations of Company and not made available to the general public by Company or with Company's consent. Proprietary and confidential information includes, but is not limited to, trade secrets, information relating to the business, financial, legal, and personnel matters of Company, information relating to the internal operations of Company such as operations methods, equipment, and quality control procedures, information relating to development projects, information relating to actual or potential customers or suppliers, marketing plans, price and cost data, and proprietary information of other companies or individuals which has been disclosed to Company under a requirement of secrecy. Proprietary and confidential information may or may not be in documentary form and includes computer software programs, drawings, plans, letters, and databases.

        This obligation shall remain in effect for so long as Ahearn has knowledge or possession of information that remains confidential and secret. Ahearn shall promptly return to Company, and not deliver to anyone else, all documents and materials containing proprietary and confidential information, including the original and all copies and summaries of such documents and materials.

        7. Entire Agreement. This Agreement contains the entire agreement between the parties, and there are no other understandings or terms, either express or implied, that are not expressly stated herein. This Agreement shall be amended only by a written agreement signed by both parties.

        8. Voluntary Agreement; Advice of Counsel; 21-Day Period. Ahearn acknowledges and states that:

        a. He has read this Agreement, understands its legal and binding effect, and is acting voluntarily and freely in executing this Agreement.

        b. He has had an opportunity to seek, and was advised in writing to seek, legal counsel prior to signing this Agreement.

        c. He was given at least 21 days to consider the terms of this Agreement prior to signing it.

        9. Revocation. The eighth day following Ahearn's execution of this Agreement will be the Effective Date of this Agreement. Ahearn and Company expressly agree that Ahearn may revoke this Agreement within seven
   (7) days after he signs it, and that this Agreement shall not become effective or enforceable if revoked.

        10. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof, and this Agreement shall be treated as though such invalid or unenforceable provision had never been a part of this Agreement.

        11. Choice of Law. This Agreement shall be construed under the laws of the State of Wisconsin. The venue of any action necessary under this Agreement shall be Madison, Wisconsin. In the event of any necessary action, the prevailing party shall be entitled to reasonable costs and attorney's fees as the court may adjudge reasonable.

        12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective subsidiaries, affiliates, legal and personal representatives, estates, purchasers, successors, assigns, heirs, executors, and administrators.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date(s) written below.


   Date:                              By:
                                      Lance Ahearn


                                      WPL Holdings, Inc.


   Date:                              By:
                                      Erroll B. Davis, Jr.
                                      President & CEO